                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                            MOSSIMO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                 MOSSIMO, INC.

                                   9 PASTEUR

                            IRVINE, CALIFORNIA 92618

                                 (714) 789-0200

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1998
                            ------------------------

To Our Stockholders:

    The Annual Meeting of Stockholders of Mossimo, Inc. (the "Company") will be held at the Company's headquarters and distribution facility, 5 Pasteur, Irvine, California 92618, on May 21, 1998, at 10:00 a.m. for the following purposes:

    (1) To elect one director to serve a three-year term and one director to serve a two-year term;

    (2) To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

    The Board of Directors has fixed April 3, 1998 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                          By Order of the Board of Directors

                                          /s/ Thora B. Thoroddsen
                                          SECRETARY

Irvine, California
April 20, 1998
                                       y

                                   9 PASTEUR
                            IRVINE, CALIFORNIA 92618
                                 (714) 789-0200

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       GENERAL INFORMATION ON THE MEETING

    The accompanying proxy is solicited by and on behalf of the Board of Directors of Mossimo, Inc. ("Mossimo" or the "Company") in connection with the Annual Meeting of Stockholders to be held at 10:00 a.m. on May 21, 1998, at the Company's headquarters and distribution facility, 5 Pasteur, Irvine, California 92618, and at any and all adjournments thereof (the "Annual Meeting").

    This Proxy Statement and accompanying proxy will first be mailed to stockholders on or about April 22, 1998. The Company will pay the costs of solicitation of proxies. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such Common Stock.

                      VOTING RIGHTS AND OUTSTANDING SHARES

    Only stockholders of record of the Company's Common Stock as of April 3, 1998 will be entitled to vote at the Annual Meeting. On April 3, 1998, there were 15,008,593 outstanding shares of Common Stock, which constituted all of the outstanding voting securities of the Company. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

    A majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting must be represented at the Annual Meeting in order for there to be a quorum for the conduct of business at the meeting. Abstentions and broker non-votes (i.e. shares held by a broker which are represented at the Annual Meeting, but with respect to which such broker is not authorized to vote on the particular proposal) will be counted as shares present and entitled to vote for purposes of determining a quorum.

    All shares represented by each properly executed, unrevoked proxy received by the Company prior to the vote will be voted in the manner specified. If the manner of voting is not specified, the proxy will be voted FOR election to the Board of Directors of the two nominees listed.

REVOCABILITY OF PROXIES

    Proxies must be written, signed by the stockholder and returned to the Secretary of the Company prior to the vote. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw such stockholder's proxy and vote such stockholder's shares.

                                   DIRECTORS

    The Bylaws of the Company provide that the authorized number of directors shall range from two to five, with the exact number set by resolution of the Board of Directors. On March 4, 1998, the Board set the authorized number of directors at four. The Board of Directors is divided into three classes, with the terms of each class ending in successive years. Eric R. Hohl resigned as a director and executive officer of the Company effective as of November 11, 1997. In accordance with the Company's Bylaws, the Board of Directors reappointed Mr. Martini from Class III to Class II, leaving no directors in Class III. Subject to re-election of Mr. Martini at the Annual Meeting, his term of office as a Class II director will expire two years following the Annual Meeting, as opposed to his previous position as a Class III director with a term of office expiring three years following the Annual Meeting. Two directors are to be elected at the Annual Meeting, one director, Mr. Stafford, to hold office for a term of three years expiring at the third succeeding Annual Meeting (i.e. in 2001), and one director, Mr. Martini, for a term of two years expiring at the second succeeding Annual Meeting (i.e. in 2000). Certain information with respect to the nominees for election as directors at the Annual Meeting and the other directors whose terms of office will continue after the Annual Meeting is set forth below.

             NAME                                          PRINCIPAL OCCUPATION                                  AGE
------------------------------  ---------------------------------------------------------------------------      ---

NOMINEE FOR RE-ELECTION WITH A TERM OF OFFICE TO EXPIRE IN THREE YEARS

JOHN H. STAFFORD                Mr. Stafford was appointed a director of the Company in October 1996 and             77
                                has served on the Audit Committee of the Board of Directors since November
                                1996. Mr. Stafford is a retired partner of the accounting firm KPMG
                                Peat-Marwick where he worked for 30 years. Mr. Stafford is currently also a board member of Virco Mfg. Corporation.

NOMINEE FOR RE-ELECTION WITH A TERM OF OFFICE TO EXPIRE IN TWO YEARS

ROBERT MARTINI                  Mr. Martini was appointed a director of the Company in October 1996 and has          65
                                served on the Compensation Committee of the Board of Directors since
                                November 1996. Mr. Martini has been Chairman of the Board of Directors of
                                Bergen Brunswig Corporation since 1992. A 40-year veteran of Bergen
                                Brunswig Corporation, Mr. Martini held several management positions including President from 1981 to 1992 and Chief Executive Officer from 1990 to 1997. Bergen Brunswig Corporation is a major domestic supplier of pharmaceuticals and medical-surgical products with annual sales of approximately $12 billion.

             NAME                                          PRINCIPAL OCCUPATION                                  AGE
------------------------------  ---------------------------------------------------------------------------      ---
DIRECTORS WHOSE TERMS OF OFFICE EXPIRE IN ONE YEAR

MOSSIMO G. GIANNULLI            Mr. Giannulli founded the Company's business in 1987 and has been Chairman           34
                                of the Board since the Company's formation in 1988 and Visionary since
                                March 4, 1998. Mr. Giannulli was the Company's President from the Company's formation in 1988 to March 4, 1998 and its Chief Executive Officer from
                                November 1995 to March 4, 1998.

FRANCESCA RUIZ DE LUZURIAGA     Ms. Luzuriaga was appointed a director of the Company in October 1996 and            44
                                has served as a member of the Audit Committee and Compensation Committee of the Board of Directors since November 1996. Ms. Luzuriaga has been
                                Executive Vice President of Worldwide Business Planning and Resources of
                                Mattel, Inc. since May 1997. Before holding her current positions at
                                Mattel, Inc., Ms. Luzuriaga served as Senior Vice President and Treasurer from October 1992 until May 1993, Executive Vice President of Finance and
                                Marketing Administration from May 1993 until December 1994, Executive Vice
                                President of Finance from December 1994 until December 1995 and Executive
                                Vice President and Chief Financial Officer from December 1995 to May 1997.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors held five meetings and took action by written consent three times during 1997. Only Mr. Hohl attended fewer than 75% of the Board meetings and committee meetings of which he was a member. The Board of Directors has a standing Audit Committee and Compensation Committee, but does not have a nominating committee.

    The Audit Committee is currently comprised of Francesca Ruiz de Luzuriaga and John H. Stafford. It is responsible for reviewing audit results and the adequacy of the Company's systems of internal control, appointing or discharging the Company's independent auditors, and reviewing each professional service of a non-audit nature to be provided by the independent auditors to evaluate the impact of the independence of the auditors undertaking such added services. The Audit Committee met twice in fiscal 1997.

    The Compensation Committee is currently comprised of Ms. Luzuriaga and Robert Martini. It is responsible for recommending to the Board of Directors the base salary and incentive compensation for all executive officers, taking final action with respect to base salary and incentive compensation for certain other officers and key employees and reviewing the Company's compensation policies and management actions to assure succession of qualified officers. The Compensation Committee administers the Company's 1995 Stock Plan (the "Stock Plan") and Employee Stock Purchase Plan. The Compensation Committee took action by written consent four times in fiscal 1997.

DIRECTORS' COMPENSATION

    Non-employee directors receive $10,000 annually as compensation for serving on the Board of Directors. All directors are reimbursed for their reasonable expenses incurred in attending meetings. Non-employee directors participate in the Company's 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan"), which provides for automatic grants of options to each non-employee director at the then current market price for the Company's stock. Under the Directors Plan, each non-employee director is granted an option for 30,000 shares upon initial appointment or election to the Board, and an annual grant of an option for 3,000 shares upon the date of each annual meeting of the Company's stockholders at which such director is re-elected or continues as a director. The initial options for 30,000 shares vest 50% per year commencing on the first anniversary of the date of grant, and the options for 3,000 shares fully vest on the first anniversary of the date of grant.

    Messrs. Martini and Stafford, and Ms. Luzuriaga were each granted options on May 28, 1997 to purchase 3,000 shares of the Company's Common Stock at an exercise price equal to $7.75 pursuant to the Directors Plan.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The following individuals are nominated for election as directors to hold office for a term expiring as follows:

        NOMINEE                        TERM EXPIRES
------------------------  ---------------------------------------
John Stafford             Third succeeding Annual Meeting

Robert Martini            Second succeeding Annual Meeting

    The nominees listed above are members of the Board of Directors. All proxies received by the Board of Directors will be voted FOR the nominees if no directions to the contrary are given. In the event that one or both nominees are unable or decline to serve, an event that is not anticipated, the proxies will be voted for the election of a nominee or nominees designated by the Board of Directors, or if none are so designated, will be voted according to the judgment of the person or persons voting the proxy.

VOTE REQUIRED

    The two nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors. Abstentions and broker non-votes as to the election of directors will not affect the election of directors receiving the plurality of votes.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES.

                                   MANAGEMENT

    The following table sets forth certain information concerning the executive officers of the Company as of March 31, 1998:

NAME                                  AGE                             POSITION
--------------------------------      ---      ------------------------------------------------------
Mossimo G. Giannulli............          34   Chairman of the Board and Visionary
John P. Brincko.................          55   President and Chief Executive Officer
Opala D. Avdiu..................          28   Vice President--Men's Sales
Laura A. Landis.................          35   Vice President--Production and Merchandising
Pamela A. Sargeant..............          36   Vice President--Women's Sales
Thora B. Thoroddsen.............          35   Secretary, Treasurer and Controller

    Background information on Mr. Giannulli is set forth under "Directors" above.

    Mr. Brincko joined Mossimo in January 1998 as a consultant and was elected President and Chief Executive Officer in March 1998. Mr. Brincko is a general management and finance oriented consultant with particular expertise in advising and managing companies experiencing cash flow and profit problems, formulating turnaround strategies, restructuring organizational plans and finances, and mergers and acquisitions. In 1979 Mr. Brincko founded Brincko Associates, Inc., an international management consulting firm providing advisory services to financially troubled companies and their investors, and has served as its president and chief executive officer since inception. Mr. Brincko also has served as: president and chief operating officer of Barneys New York, a retailer of upscale clothing and accessories, from July 1996 to August 1997; president and chief executive officer of Sun World International, Inc., a worldwide grower and marketer of fresh fruits and vegetables, from September 1994 to April 1996; president and chief executive officer of Sahlen Enterprises, an investigative and security company, from 1989 to 1994; and chief executive officer of Knudsen Foods, Inc., Foremost Dairies, Inc. and Winn Enterprises, a real estate investment trust, from 1986 to 1991.

    Ms. Avdiu joined Mossimo in December 1997 as Vice President of Men's Sales and was appointed an executive officer of the Company in March 1998. Prior to joining Mossimo, Ms. Avdiu was the Retail Sales Manager and Director of Retail Analysis for BUM Equipment from 1993 to 1994 and as Regional Sales Manager for Pepe Jeans, a division of Tommy Hilfiger, from 1994 until joining the Company.

    Ms. Landis joined Mossimo in August 1996 as Vice President of Production and Merchandising and was appointed an executive officer of the Company in March 1998. Prior to joining Mossimo, Ms. Landis worked for Banana Republic in various capacities including Senior Merchandise Manager of Men's from 1987 to 1995 and as Divisional Merchandise Manager of Apparel for the Home Shopping Network from 1995 until joining the Company. Ms. Landis graduated from Drexel University with a B. S. degree in Merchandising.

    Ms. Sargeant joined Mossimo in 1995 as Vice President of Women's Sales and was appointed an executive officer of the Company in March 1998. From 1986 until joining the Company, Ms. Sargeant worked for Guess Jeans in various capacities including Director of Merchandise Coordinators and Shop Development, Director of Retail Stores and most recently as National Sales Manager of Women's. Ms. Sargeant graduated from the University of San Diego with a B. S. degree in Business Administration.

    Ms. Thoroddsen joined Mossimo in June 1997 as Controller and was appointed Treasurer and Secretary in March 1998. From January 1993 until joining the Company, Ms. Thoroddsen worked for Coldwell Banker Relocation Services, most recently as Manager of Financial Reporting. Ms. Thoroddsen holds an MBA from Claremont Graduate School, a Masters in Economics from California State University, Long Beach and a B.S. in Accounting and Auditing from the University of Iceland.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth certain information regarding the compensation for each of the last three years of: (i) the Chief Executive Officer, (ii) each of the four most highly compensated executive officers who were serving as executive officers as of December 31, 1997 and whose annual salary and bonus exceeded $100,000 and (iii) not more than two other executive officers who would have qualified under clause (ii) but for the fact that such person was not serving as an executive officer of the Company as of December 31, 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                       OTHER       ------------
                                           ANNUAL COMPENSATION         ANNUAL       SECURITIES
                                         ------------------------   COMPENSATION    UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR  SALARY ($)     BONUS ($)       ($)        OPTIONS (#)    COMPENSATION ($)(1)
---------------------------------  ----  ----------     ---------   ------------   ------------   -------------------
Mossimo G. Giannulli.............  1997    500,000             0           0              0               2,400
 Chief Executive Officer           1996    500,000             0           0(2)           0               2,300
                                   1995    180,000             0     176,700(3)           0               2,000

Andrew L. Crane (4)..............  1997    194,600             0           0              0               2,100
 Vice President--Operations        1996    179,900        29,300           0         65,000               1,800
                                   1995     84,000       173,400      54,700(5)           0               1,300

Eric R. Hohl (6).................  1997    220,000             0           0              0               2,100
 Executive Vice President and      1996    129,300        40,000           0         60,000                 400
 Chief Operating Officer           1995     99,000        40,000           0              0               1,300

Donald A. Kerkes (7).............  1997    238,500             0      18,900(8)           0                   0
 Vice President--Men's Sales       1996    245,200             0     108,600(8)      10,000                 700
                                   1995    240,000             0           0              0                   0

------------------------

(1) Represents Company contributions to the accounts of the specified executive officers under the Company's 401(k) Plan.

(2) Does not include distributions of approximately $17,636,000, of which approximately $9,559,000 was for the payment of federal and state income taxes on the Company's income.

(3) Includes expenses related to personal products. Does not include distributions of approximately $17,164,000, of which approximately $9,306,000 was for the payment of federal and state income taxes on the Company's income.

(4) Mr. Crane resigned his employment with the Company effective January 19, 1998.

(5) Bonus paid in the form of an automobile.

(6) Mr. Hohl resigned his employment with the Company effective November 11, 1997. Compensation stated is for the period from January 1, 1997 through November 11, 1997.

(7) Mr. Kerkes resigned his employment with the Company effective November 21, 1997. Compensation stated is for the period from January 1, 1997 through November 21, 1997.

(8) Earned pursuant to commission based on the invoice amounts of net shipments of the Company's men's apparel for each quarter of the calendar year pursuant to an Employment Agreement.

OPTION GRANTS, OPTION VALUES AND OPTION EXERCISES

    No stock options or stock appreciation rights were granted to any Named Executive Officers during fiscal 1997. None of the Named Executive Officers exercised any options during fiscal 1997 and none of the Named Executive Officers held any exercisable or unexercisable options as of December 31, 1997. None of the Company's outstanding options were in-the-money at December 31, 1997 or at April 3, 1998.

EXECUTIVE EMPLOYMENT, INCLUDING SEPARATION, AGREEMENTS

    Mr. Giannulli entered into an employment agreement with the Company in December 1995 pursuant to which Mr. Giannulli agreed to serve as the Company's Chief Executive Officer and President. The agreement has a term of three years and contains a non-competition provision effective through the term of employment and for an additional two years from the end of such term. Pursuant to the agreement, the Company agreed to pay Mr. Giannulli a base salary of $500,000 per year and, at the discretion of the Board of Directors, a bonus. Commencing on the expiration of the term of the employment agreement, or earlier should the employment agreement be terminated prior to the end of the term, the Company and Mr. Giannulli will enter into a two-year consulting agreement under which he will render certain consulting services for which the Company will pay an annual consulting fee of $100,000 per year. In addition, Mr. Giannulli will also be entitled to certain other fringe benefits, including use of a Company-owned automobile. If Mr. Giannulli is terminated other than for cause, death or disability, the Company will pay Mr. Giannulli an amount equal to his base salary then in effect for the remaining term of the agreement.

    In January 1998, Mr. Giannulli voluntarily reduced his salary from $500,000 to $300,000 for 1998. In March 1998, Mr. Giannulli resigned his titles of Chief Executive Officer and President and was appointed the Company's Visionary. He has retained his position as the Company's Chairman of the Board.

    Brincko Associates Inc. ("Brincko Associates") entered into a consulting agreement with the Company in January 1998 for the provision of services by Mr. Brincko, which agreement was amended in March 1998 to provide that Mr. Brincko will serve as the Company's Chief Executive Officer and President. Pursuant to the agreement, the Company paid Brincko Associates an initial fee of $50,000 and thereafter monthly fee of $65,000 commencing February 1998 and continuing through the end of 1998 and, at the Company's option, for an additional six-month term. Additionally, the agreement includes a grant of options covering a total of 100,000 shares, including an option to purchase (i) 25,000 shares at the fair market value on February 12, 1998; (ii) 50,000 shares at the fair market value on March 4, 1998; and, (iii) 25,000 shares at the fair market value on May 12, 1998.

    Ms. Avdiu entered into an employment agreement with the Company in December 1997 pursuant to which Ms. Avdiu agreed to serve as National Sales Manager--Men's. The employment agreement has no term and includes a signing bonus of $73,000. The employment agreement also provides that if Ms. Avdiu is terminated within the first 24 months of employment the Company will provide her with compensation amounting to the difference between her new compensation with a new employer and her compensation with the Company for the balance of the 24 month period. Under her employment agreement, Ms. Avdiu will receive a base salary of $260,000, subject to annual increases or reductions at the Company's discretion.

    Ms. Sargeant entered into an employment agreement with the Company in September 1995 pursuant to which Ms. Sargeant agreed to serve as National Sales Manager--Mossimo Women's Division. The employment agreement has no term and provides for an initial base salary of $200,000 plus a commission override for women's sales over $5,000,000 up to a maximum of $250,000,000 at rates ranging from .6% to .1% of the related sales. Ms. Sargeant received a bonus of $57,700 in 1997 related to the commission override portion of her agreement.

    Mr. Kerkes entered into an employment agreement with the Company in November 1994 pursuant to which Mr. Kerkes served as the Company's Vice-President--Sales (Men's) until the agreement was terminated in November 1997. The agreement was terminable at will by the Company and upon 60 days' notice by Mr. Kerkes. The agreement contained a non-competition provision effective through the term of employment. Pursuant to the agreement, the Company was obligated to pay Mr. Kerkes a monthly draw of $20,000 netted against a quarterly commission based on the invoice amount of net shipments of the Company's men's apparel for each quarter of the calendar year. The commission rates were set at .5% on the first $100 million of such shipments, .4% on the next $50 million, .3% on the next $50 million and .2% on such shipments in excess of $200 million.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Ms. Luzuriaga and Mr. Martini, neither of whom are employees of, or otherwise affiliated with, the Company. All executive officer compensation related decisions with respect to 1997 were made by the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") of your Board of Directors is pleased to present its annual report which is intended to update stockholders regarding the Company's executive compensation program. This report summarizes the Committee's executive compensation philosophy, and the basis on which the compensation for the chief executive officer, corporate officers and other key executives was determined for the calendar year ended December 31, 1997.

    During the 1997 fiscal year, the Committee was comprised of the following Board Members, each of whom was a non-employee director of the Company:
Francesca Ruiz de Luzuriaga and Robert Martini. The Committee's responsibilities were to review and determine the compensation paid to corporate officers and key executives, and administer the stock incentive plan.

EXECUTIVE COMPENSATION PHILOSOPHY

    The general philosophy of the Compensation Committee is to link overall executive compensation with the performance of the Company and the individual executive. The focus is on both annual and long-term incentives. The Compensation Committee recognizes that the success and growth of the Company depends on the efforts and commitment of its key employees. By providing a combination of incentives to the key employees of the Company, the Committee not only rewards those efforts, but provides a means by which those employees can share in the Company's success.

    The Company's compensation and benefits programs are designed to promote desired financial and operational results and thus create value for the stockholders, by attracting, motivating, and assisting in the retention of key employees with outstanding ability. The programs also are designed to align the interests of management with the stockholders of the Company. In addition, compensation programs are designed to promote teamwork and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based." For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. The Committee intends to design the Company's compensation to conform to IRC Section 162(m) and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance based." The Company may, however, pay compensation which is not deductible in limited circumstances when sound management of the Company so requires.

EXECUTIVE COMPENSATION COMPONENTS

    The following is a discussion of the principal components of the executive compensation program for fiscal 1997, each of which is intended to serve the Company's overall compensation philosophy.

    BASE SALARY. The Named Executive Officers of the Company who have entered into employment agreements are compensated in accordance with those agreements, which agreements were approved by the Board of Directors. Those executives who have not entered into employment agreements with the Company and those whose employment agreements provide for an adjustment of their base salary are reviewed annually and their compensation is determined through an assessment of individual performance against assigned objectives and key qualitative factors that include personal accomplishments, strategic impact, and career contribution to the Company.

    ANNUAL BONUS. All executive officers, including the Chief Executive Officer, are eligible to receive an annual bonus based upon their individual performance against assigned objectives and the financial performance of the Company. None of the Named Executive Officers received a bonus in 1997.

    LONG TERM INCENTIVE COMPENSATION. The primary purpose of the Company's long-term incentive compensation is to encourage and facilitate personal stock ownership by the executive officers and thus strengthen their personal commitments to the Company and provide a longer-term perspective in their managerial responsibilities. This component of an executive officer's compensation directly links the officer's interests with those of the Company's other stockholders. In addition, long-term incentives encourage management to focus on the long-term development and prosperity of the Company in addition to annual operating profits. The Company's primary means of long term incentive compensation are stock options.

    The goal of the stock option program is to provide a compensation program that is competitive within the Company's industry while directly linking a significant portion of the executive's compensation to the enhancement of stockholder value. The ultimate value of any stock option is based solely on the increase in value of the shares over the grant price. Accordingly, stock options have value only if the stock price appreciates from the date of grant. This at-risk component of compensation focuses executives on the creation of stockholder value over the long-term and encourages equity ownership in the Company. In 1997, the Company granted 11 employees options to purchase an aggregate of 90,600 shares. None of the Named Executive Officers received option grants during 1997.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Mr. Giannulli's compensation is set by the terms of his employment agreement with the Company, which agreement was approved by the Board of Directors of the Company in 1995. The terms of this agreement are discussed above under the caption "Executive Employment, Including Severance Agreements." During 1997, Mr. Giannulli, received a base salary of $500,000 in accordance with his employment agreement. Mr. Giannulli did not receive an annual bonus and was not granted any stock options in 1997. In January 1998, Mr. Giannulli voluntarily reduced his base salary to $300,000 for 1998. In March 1998, Mr. Giannulli resigned his titles as Chief Executive Officer and President and was appointed the Company's Visionary.

Dated: March 10, 1998
                                          Francesca Ruiz de Luzuriaga
                                          Robert Martini

    THE ABOVE REPORT OF THE COMPENSATION COMMITTEE WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE TO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES SAME BY REFERENCE.

                              CERTAIN TRANSACTIONS

    Upon the consummation of its initial public offering in February 1996, the Company's S Corporation status was terminated. Prior to the close of its public offering, the Company distributed the remaining portion of its and its predecessor's previously earned and undistributed taxable S Corporation earnings through the date of termination of the Company's S Corporation status to Mossimo
G. Giannulli, its sole stockholder prior to the public offering, in the form of a promissory note. Currently, there is $362,000 still outstanding on the note which has no due date and is non-interest bearing.

    In January 1998, the Company entered into a consulting agreement with Brincko Associates, of which John Brincko, the Company's Chief Executive Officer and President, is the principal executive officer. Through March 31, 1998, the Company had paid Brincko Associates approximately $90,000 for consulting services and reimburseable expenses in addition to the fees paid for the services of Mr. Brincko, which are discussed above in "Executive
Compensation--Employment, Including Separation, Agreements."

                     COMPARATIVE PERFORMANCE BY THE COMPANY

    The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return on (1) a broad equity market index and
(2) a published industry index or peer group. Although the chart would normally be for a five-year period, the common stock of the Company began public trading on February 23, 1996 and, as a result, the following chart commences as of such date. This chart compares the common stock with (1) the S & P 500 Composite Index and (2) the S & P Textile (Apparel Manufacturers) Index, and assumes an investment of $100 on February 23, 1996 in each of the Company's Common Stock, the stocks comprising the S & P 500 Composite Index and the stocks comprising the S & P Textile (Apparel Manufacturers) Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    TOTAL SHAREHOLDER RETURNS

                                        MOSSIMO, INC.      TEXTILES (APPAREL) 500     S&P 500 INDEX
2/23/96                                         $ 100                       $ 100             $ 100
12/31/96                                         $ 69                       $ 127             $ 112
12/31/97                                         $ 20                       $ 136             $ 147
YEAR ENDING

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of March 31, 1998, with respect to Common Stock of the Company owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and director nominee of the Company, (iii) each Named Executive Officer and (iv) all current directors and executive officers of the Company as a group. Except as noted below, and subject to applicable community property and similar laws, each stockholder has sole voting and investment powers with respect to the shares shown.

                                                                  OPTIONS       TOTAL NUMBER OF
                                           NUMBER OF SHARES     EXERCISABLE         SHARES         PERCENT OF SHARES
NAME                                        OF COMMON STOCK   WITHIN 60 DAYS   BENEFICIALLY OWED    OF COMMON STOCK
-----------------------------------------  -----------------  ---------------  -----------------  -------------------
Mossimo G. Giannulli.....................       10,372,222               0          10,372,222              69.1%
Andrew L. Crane(1).......................                0               0                   0                 *
Eric R. Hohl(1)..........................                0               0                   0                 *
Donald A. Kerkes(1)......................                0               0                   0                 *
Robert Martini...........................           33,000          18,000              51,000                 *
John H. Stafford.........................            4,000          18,000              22,000                 *
Francesca Ruiz de Luzuriaga..............                0          18,000              18,000                 *
All directors and executive officers as a
 group (9 persons).......................       10,409,222          54,000          10,463,222              69.7%

------------------------

*   Less than one percent.

(1) Messrs. Crane, Hohl and Kerkes are no longer employed by the Company effective as of January 19, 1998, November 14, 1997 and November 20, 1997, respectively.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of its officers and directors and greater than ten percent beneficial owners complied with all
Section 16(a) filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1997.

                      APPOINTMENT OF INDEPENDENT AUDITORS

    Effective May 29, 1997, Anthony C. Cherbak ("Cherbak"), Executive Vice President and Chief Financial Officer of Mossimo, resigned as an officer of Mossimo for personal and family reasons and rejoined his former employer, Deloitte & Touche, LLP ("Deloitte & Touche"). Prior to such time, Deloitte & Touche were the Company's independent accountants. As a result of Cherbak rejoining Deloitte & Touche, the accounting firm would not be independent of the Company pursuant to Rule 101-1 of the American Institute of Certified Public Accountants Professional Standards. Deloitte & Touche thus resigned as the Company's principal accountant effective May 21, 1997. The Board accepted such resignation.

    Deloitte & Touche's reports on the Company's financial statements for each of the two fiscal years ended December 31, 1996 did not contain an adverse opinion or a disclaimer of opinion and were not qualified as to uncertainty, audit scope, or accounting principles. During the Company's two fiscal years ended December 31, 1996 and any subsequent interim period through May 21, 1997, there were no disagreements between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

    Effective June 13, 1997, the Company engaged Arthur Andersen LLP as its principal accountant. Such engagement was approved by the Audit Committee of the Company's Board of Directors. During the Company's two fiscal years ended December 31, 1996 and any subsequent interim period through June 13, 1997, the Company did not consult Arthur Andersen & Co. regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's financial statements or any matter that was the subject of disagreement or a reportable event.

    The Company has selected Arthur Andersen LLP as its independent auditors for the year ending December 31, 1998. Representatives of Arthur Anderson LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

                             STOCKHOLDER PROPOSALS

    Pursuant to the Company's Bylaws, no business proposal will be considered properly brought before the next annual meeting by a stockholder, and no nomination for the election of directors will be considered properly made at the 1999 annual meeting by a stockholder, unless notice thereof, which contains certain information required by the Bylaws, is provided to the Company no later than 60 days nor more than 90 days, prior to the next annual meeting. The 1999 Annual Meeting is expected to be on or about May 20, 1999.

    Thus, any stockholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and proxy for the 1999 Annual Meeting must submit such proposal so that it is received by the Company no earlier than February 19, 1999 and no later than March 22, 1999. Stockholder proposals should be submitted to the Secretary of the Company. No stockholder proposals were received for inclusion in this proxy statement.

                                 OTHER MATTERS

    While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority to the Board of Directors, however, to consider any additional matters that may be presented.

                         ANNUAL REPORT TO STOCKHOLDERS

    The Company's Annual Report for the year ended December 31, 1997, which includes the Company's 1997 annual report on form 10-K (without exhibits) as filed with the Securities and Exchange Commission, is being mailed to stockholders together with this Proxy Statement.

    STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          /s/ Thora B. Thoroddsen
                                          SECRETARY

Irvine, California
April 20, 1998

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                                 MOSSIMO, INC.
                       ANNUAL MEETING OF STOCKHOLDERS

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Mossimo Giannulli and John Brincko, or either of them, with unlimited power of substitution, as Proxies to represent the undersigned at the Annual Meeting of Stockholders of Mossimo, Inc., to be held on Thursday, May 21, 1998, at the Corporate headquarters and distribution center, 5 Pasteur, Irvine, California 92618, at 10:00 a.m., or any adjournment or adjournments thereof, and to vote, as directed, all shares of Common Stock, which the undersigned would be entitled to vote if then personally present.




          CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE



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
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                                                           Please mark
                                                           votes as in    /X/
                                                           this example




                                                                FOR  WITHHELD
ITEM 1. Election of John H. Stafford to the Board of Directors
        for a three-year term and Robert Martini to the Board   / /     / /
        for a two-year term.

[Instruction: To Withhold Authority to vote for one nominee, draw a line through (or otherwise strike out) the nominee's name in the list above]


ITEM 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR, AND AS SUCH PROXIES DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.




                                          Yes   No
1. Do you plan to attend the Annual
   Meeting of Stockholders on May 21,     / /   / /
   1998 at 10:00 a.m.?

2. Has your address changed? If so, please provide the new address below.

-----------------------------------------------------------

-----------------------------------------------------------

-----------------------------------------------------------

Signature(s)                                                    Date
             ----------------------------------------------          ----------

NOTE: Please sign exactly as your name appears above. If stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.
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